CERTIFICATE OF FORMATION

OF

ERA HELICOPTER SERVICES LLC

FIRST: The name of the limited liability company is Era Helicopter Services LLC.

SECOND: The address of its Registered Agent in the State of Delaware is Suite 804, 1220 N. Market Street in the City of Wilmington, County of New Castle. The name of its Registered Agent at such address is Registered Agents, Ltd.

THIRD: The purpose of the limited liability company shall be to engage in any lawful act or activity for which a limited liability company may be formed under the Limited Liability Company law of the State of Delaware.

FOURTH: The limited liability company shall have perpetual existence.

FIFTH: Management of the limited liability company is vested in the members in accordance with their ownership interests, unless this is varied by the operating agreement. A limited liability company member may not assign, either wholly or partially, the right to participate in management without the written consent of all limited liability company members or as permitted by the operating agreement.

SIXTH: The name and mailing address of the person forming this limited liability company at the instruction of its initial members is as follows:

Stefanie Hernandez
Suite 804, 1220 N. Market Street
Wilmington, DE 19801

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Era Helicopter Services LLC on this 12th day of May, 2008.

Stefanie Hernandez
Stefanie Hernandez
Organizer

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:04 PM 05/12/2008
FILED 04:04 PM 05/12/2008
SRV 080534757 - 4546141 FILE